'
                            PRODUCT SUPPLY AGREEMENT


         This Agreement is entered into this 2nd day of November 1993 by and between Eco Soil Systems, Inc., a Nebraska Corporation (hereinafter referred to as Eco Soil) having its principal place of business at Suite 200, 10890 Thornmint Road, San Diego, CA 92127, and V.I.T. Product, Inc. a California Corporation (hereinafter referred to as V.I.T.) having its principal place of business at Suite 100, 10890 Thornmint Road, San Diego, CA 92127.

         Whereas Eco Soil Systems has developed a proprietary and patented lake treatment system that introduces and circulates oxygen and biological products through a pond, lake, or similar body of water to restore and then maintain a balanced eco system, thereby substantially reducing algae formations and blooms.

         Whereas V.I.T. has produced a prototype of Eco Soil's lake restoration system, and possesses the manufacturing ability and capacity to produce these systems on a timely basis to specifications that will vary according to the physical dimensions of the pond, lake, or body of water that these systems are placed in;

         Whereas, Eco Soil is developing opportunities to sell a substantial number of its lake restoration systems to distributors and to golf courses, agricultural customers, nurseries, etc., and desires to sub-contract the production of these systems to V.I.T.;

         Now therefore, in consideration of the mutual covenants and conditions herein contained, the parties agree as follows:

         SECTION 1.  TERM:

                  The term of this Agreement is five years from the date of the Agreement.

         SECTION 2.  APPOINTMENT:

                  Eco Soil hereby grants V.I.T. Products the exclusive rights to manufacture and build the first one hundred fifty (150) lake restoration systems that Eco Soil Systems sells in each twelve month period. In the furtherance of such a grant, V.I.T. agrees to sell to Eco Soil, subject to the terms and conditions stated herein these lake restoration systems, and to refrain from producing these systems for any other party.

         SECTION 3.  ECO SOIL'S OWNERSHIP OF THE LAKE RESTORATION SYSTEMS:

                  V.I.T. recognizes that Eco Soil Systems has designed the lake restoration system and such design is covered by a patent that Eco Soil Systems has filed on this design (U.S. Patent # 5,227,067) V.I.T. agrees to disclose to Eco Soil all improvements and developmental work which V.I.T. discovers during the manufacturing process and to work with Eco Soil to the extent necessary in amending its patents so that the improvements in technology so developed are covered in its amended filings. V.I.T. recognizes that this is a contract manufacturing agreement and all rights to and ownership in the lake restoration system are the property of Eco Soil Systems.

         SECTION 4.  COST:

         (A)      COMPONENT COST BASIS:

                  Base cost for all components, both procured by or manufactured/assembled by V.I.T., are according to Appendix "A" attached to this agreement. Costs have been determined based on a standard design of a system as shown in Appendix "B". Both partners acknowledge that costs will change to the extent that the design of the system is modified.

         (B)      COST:

                  V.I.T. will markup from base cost to determine sales price to Eco Soil. Markup from base cost will be 25%. Because it is anticipated that each installed system will vary in component quantities, all equipment will be ordered, manufactured and billed in component increments.

         (C)      BASE COST ADJUSTMENT:

                  The base cost may from time to time be adjusted due to inflationary cost increases or in the event of cost decrease generated by competitive downward pricing. The base cost may also be adjusted upward or downward due to design changes. V.I.T. will generate base cost adjustments requests for approval by Eco Soil. Approval by Eco Soil will not be unreasonably withheld.

         (D)      ECONOMIES OF VOLUME PROCUREMENT AND VOLUME PRODUCTION:

                  V.I.T. will vigorously seek price concessions for volume buying on all procured items (submersible pump, metering pump, electric and electronic components, ratcheting valve, proprietary items as needed). Both parties agree that 67% of any cost savings generated by volume purchasing will inure to the benefit of Eco Soil and 33% will inure to the benefit of V.I.T. Products.

                  V.I.T. Products will additionally vigorously strive to reduce costs as a result of increased order quantities for items manufactured and/or assembled. Reduced costs in the production of manufactured or assembled items (control center, cradle, valve distribution platform, distribution outlets) will be shared 50/50 by the parties.

         SECTION 5.  INITIAL ORDER:

                  Eco Soil agrees that during the first twelve months of this Agreement, that Eco Soil will order a minimum of 35 systems from V.I.T. Eco Soil agrees with the execution of this document to issue V.I.T. a Purchase Order for the first 10 of these 35 systems.

         SECTION 6.  TERMS OF ORDERS:

                  Eco Soil agrees to the following payment terms based on unit order sizes.

-----------------------------------------------------------------------
                           On Order     On Delivery        30 Days from Delivery
-----------------------------------------------------------------------
-----------------------------------------------------------------------
Initial 10 System Order       33%           33%                     33%
-----------------------------------------------------------------------
-----------------------------------------------------------------------
10 or less Systems            25%           33%                     42%
-----------------------------------------------------------------------
-----------------------------------------------------------------------
10-25 Systems                 33%           33%                     34%
-----------------------------------------------------------------------
-----------------------------------------------------------------------
Over 25 Systems               40%           33%                     27%
-----------------------------------------------------------------------

         SECTION 7.  DELIVERY:

                  V.I.T. agrees to supply all systems ordered by Eco Soil Systems, Inc within 60 days of the date of order for all orders under 25 systems. For orders that exceed 25 systems, V.I.T. agrees to supply all systems ordered within 90 days of the value of the order. To assist V.I.T. in efficiently scheduling its manufacturing, at least thirty
         (30) days prior to the start of each calendar quarter, Eco Soil will provide V.I.T. with a good faith quarterly forecast of the units it expects to order by month. However, purchases will only be initiated by Eco Soil's firm purchase orders.

         SECTION 8.  WARRANTY:

                  V.I.T. agrees to warrant that the lake restoration systems will comply in all respects with the specifications therefor (or amendments thereto) at the time of each such delivery and will be suitable for their intended purpose. V.I.T. may disclaim liability to end users of the system for any consequential damages or for loss, damage or expense directly or indirectly arising from the use of the system or from any other cause and may expressly limit its liability to the replacement of defective material and not for any value added to the material. Every claim on account of defective product or workmanship or for any other cause shall be deemed waived by V.I.T. unless made in writing within 180 days from Eco Soil's receipt of products to which such claim relates. In no event will V.I.T. be liable to endorsers for any special, consequential or contingent damages resulting from breach of warranty, delay of performance or any other cause. The V.I.T. warranty will not apply to systems or other products altered in any way after leaving its control, unless such alterations have been performed by V.I.T. or authorized by V.I.T. in writing.

         SECTION 9.  RISK OF LOSS:

                  Delivery shall occur and risk of loss shall pass to Eco Soil when systems are on board common carrier as may be designated by Eco Soil. V.I.T. shall not be liable for delays or damages in transit.

         SECTION 10.  RESULTS:

                  Each party agrees to promptly make available to one another any and all results in development and experimentation with the systems. Eco Soil will undertake to conduct field tests of the systems, at its costs, the results of which shall promptly be made available to V.I.T. at no cost to V.I.T.

         SECTION 11.  NON-DISCLOSURE:

                  Each party, recognizing that it or its agents or employees may obtain knowledge of confidential matters, trade secrets and techniques or other expertise developed by the other, agrees to take all reasonable steps, at its sole expense, to protect said confidential information, and that no party will divulge said confidential information at any time, other than disclosures contemplated by the terms of this Agreement, without the prior written consent of the other party.

         SECTION 12.  TERMINATION:

                  The parties recognize that prompt and full compliance with the terms of this Agreement are essential, and the failure to perform hereunder may be deemed a material breach of this Agreement creating in the non-breaching party the right to treat the Agreement in default. Upon such default and after sixty (60) days notice of default and the failure of the defaulting party to remedy the default within such period, this Agreement may be deemed terminated by the non-defaulting party, such party then having the right to pursue such further remedies as it may deem appropriate, at law or otherwise.

                  Either party may, by written notice delivered to the other party, terminate this Agreement if the other party terminates or suspends business; or initiates or becomes subject to any bankruptcy or insolvency proceeding or similar proceeding under federal or state law; or becomes insolvent or subject to the direct control of a trustee, receiver or similar authority or makes an assignment for the benefit of its creditors.

                  In the event of termination of this Agreement, this Agreement shall remain applicable to any order for systems which Eco Soil has previously placed and which has been accepted by V.I.T.

         SECTION 13.  MISCELLANEOUS PROVISIONS:

         A. NOTICES. Any and all notices provided herein shall be in writing and delivered personally or sent by registered or certified mail with return receipt requested, and confirmed by telegraph, telex or telefax to the other party at the address hereinabove set forth, or at such other address as shall be designated from time to time by the parties. Notice shall be deemed to be effective upon personal service or transmittal of telegraph, telex or telefax or upon the date of receipt indicated on the postal proof of delivery, whichever date is earlier.

         B. AMENDMENTS. This instrument contains all of the agreements, understandings, representations, conditions, warranties, and covenants made between the parties hereto. Unless set forth herein, neither party shall be liable for any representations made, and all modifications and amendments hereto must be in writing and signed by both parties.

         C. AUTHORITY TO ENTER INTO THE AGREEMENT. Each of the parties represents that it has full power and authority to enter into this Agreement.

         D. WAIVER. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter. Nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

         E. SEPARABILITY. Each of the terms of the Agreement is exclusive and the invalidity of one or more terms shall not void or make voidable any other terms of the Agreement.

         F. COST OF DEFAULT. The parties agree that in the event of a default of a term or condition of this Agreement, the defaulting party shall be liable for attorney's fees and costs in the event of engagement of legal counsel to represent the non-defaulting party's interest.

         G. INTEGRATION. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions whether oral or written, of the parties and there are no warranties, representations or agreements among the parties in connection with the subject matter hereof except as set forth or referred to herein.

         H. BINDING EFFECT AND ASSIGNMENT. This Agreement shall inure to the benefit of and bind the parties' successors, assigns, transferees, heirs and personal representatives.

         I. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         J. FORCE MAJEURE. The obligations of either party hereunder shall be excused by reason of fire, explosion, or flood, or other actions of the elements, strikes, labor disputes however caused, accident, acts of public enemies, lawful rules and regulations or orders of any court or any civil or military authority, loss or shortage of raw materials, supplies or energy sources or failure of unusual means of supply and other causes beyond the reasonable control of any of the parties.

                  In the event that any of the parties is prevented by any of the contingencies of the type set forth in this subparagraph, said party shall be free of all liability as would otherwise be determined by the requirements of this Agreement, but only for so long as the circumstances of force majeure exist. For any cause whatsoever, whether or not beyond the control of Eco Soil or V.I.T., liability of either for failure or delay in performances shall not include consequential damages.

         K. DISCLAIMER OF AGENCY. This Agreement shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of, or on behalf of the other party in any manner.

         L. INTERPRETATION. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the state of California, the state in which this Agreement is accepted.

         M. ASSIGNMENT. The rights and obligations under this Agreement may not be assigned by either party to any person, firm or corporation without the prior written consent of the other party first obtained. Any attempted assignment without such other party's consent shall be null and void. Except as limited by the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

         N. HEADINGS. Paragraph headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof.

         O. TIME OF ESSENCE. Time is of the essence in this Agreement and the failure of either party to promptly pay when due any and all payments, or perform any and all obligations required herein, may be treated by the other party as a material breach of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in San Diego, California, on the date appearing above.

ECO SOIL SYSTEMS, INC                            V.I.T. PRODUCTS, INC.
10890 Thornmint Road, Ste 200                    10890 Thornmint Road, Ste 100
San Diego, CA 92127                              San Diego, CA 92127


/s/William B. Adams                              /s/Arthur Arns
William B. Adams                                 Arthur Arns
Chief Executive Officer                          Chief Executive Officer


                                  APPENDIX "A"

                          Base Cost for Standard System


         COMPONENT:                                       Model 21124

                                  UNIT            COST PER       TOTAL
                                QUANTITY            UNIT         COST

Submersible pump                    1                786          786
Mounting Cradle                     1                200          200
Control Center                      1               1800         1800
Valve Center                        2                292          584
Distribution Outlets               24                32           768
Injection Point Assembly            1               40.50        40.50

TOTAL COST:                                                    4178.50